Exhibit 3.1

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CODEXIS, INC.

Alan Shaw hereby certifies that:

ONE: The original name of this corporation is Codexis, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was January 31, 2002.

TWO: He is the duly elected and acting President of Codexis, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of the corporation is Codexis, Inc. (the “Corporation”).

II.

The address of the registered office of this Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808, and the name of the registered agent of this Corporation in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is one hundred seven million two hundred four thousand eight hundred eighty-six (107,204,886) shares, sixty-eight million (68,000,000) of which shall be Common Stock (the “Common Stock”) and thirty-nine million two hundred four thousand eight hundred eighty-six (39,204,886) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of one-hundredth of one cent ($0.0001) per share and the Common Stock shall have a par value of one-hundredth of one cent ($0.0001) per share.

B. Subject to compliance with applicable protective and voting rights provisions that have been granted to outstanding series of Preferred Stock in this Seventh Amended and Restated Certificate of Incorporation, and irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if-converted basis).

C. Six million (6,000,000) of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”). Eight million one hundred one thousand one hundred one (8,101,101) of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”). One million five hundred fourteen thousand six hundred forty-five (1,514,645) of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”). Eleven million one hundred fifty-four thousand eight hundred and two (11,154,802) of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred”). Six million four hundred thirty-four thousand three hundred thirty-eight (6,434,338) of the authorized shares of Preferred Stock are hereby designated “Series E Preferred Stock” (the “Series E Preferred”). Six million (6,000,000) of the authorized shares of Preferred Stock are hereby designated “Series F Preferred Stock” (the “Series F Preferred”).

D. The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

1. Dividend Rights.

(a) The holders of Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred, on a pari passu basis, in preference to the holders of Series A Preferred and in preference to the holders of Common Stock, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred (in each case as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The holders of Series A Preferred, in preference to the holders of Common Stock of the Corporation, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The “Original Issue Price” of the Series A Preferred shall be five dollars ($5.00) per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The “Original Issue Price” of the Series B Preferred shall be three dollars and eight and six tenths cents ($3.086) per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The “Original Issue Price” of the Series C Preferred shall be six dollars and sixty and twenty-two hundredths of a cent ($6.6022) per share (as

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adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The “Original Issue Price” of the Series D Preferred shall be three dollars and ninety-seven cents ($3.97) per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The “Original Issue Price” of the Series E Preferred shall be eight dollars and fifty cents ($8.50) per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The “Original Issue Price” of the Series F Preferred shall be eight dollars and fifty cents ($8.50) per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

(b) So long as any shares of Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Series A Preferred or Common Stock, nor shall any shares of Series A Preferred or Common Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements that permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation’s right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) above) on the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred and the Series F Preferred shall have been paid or declared and set apart. So long as any shares of Series A Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Common Stock, nor shall any shares of any Common Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements that permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation’s right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) above) on the Series A Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock or (ii) any repurchase of any outstanding securities of the Corporation that is approved by the Corporation’s Board of Directors.

2. Voting Rights.

(a) General Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could be converted on the record date for the vote or written consent of stockholders. In all cases any fractional share, determined on an aggregate conversion basis, shall be rounded to the nearest whole share. Except as otherwise provided herein or as required by law, with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any matter upon which holders of Common Stock have the right to vote.

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(b) Protective Provisions; Vote of Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the then outstanding Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred (voting together as a single class and not as a separate series and on an as-if-converted basis) (for so long as at least an aggregate of five million (5,000,000) shares of Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting such Preferred Stock) remain outstanding) shall be necessary for effecting or validating the following actions:

(i) Any amendment, alteration, repeal or waiver of any provision of this Restated Certificate or the Bylaws of the Corporation (by merger, consolidation or otherwise and including any filing of a Certificate of Designation);

(ii) Any increase or decrease in the authorized or designated number of shares of Common Stock or Preferred Stock or any series or class of Common Stock or Preferred Stock;

(iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking on a parity with or senior to the Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred in right of redemption, liquidation preference, conversion, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(iv) Any authorization or issuance of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking junior to the Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred for consideration other than cash;

(v) Any redemption or repurchase of Common Stock or Preferred Stock (except (x) for acquisitions of Common Stock by the Corporation pursuant to agreements that permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation’s right of first refusal upon a proposed transfer, or (y) in connection with the redemption of Series B Preferred, Series D Preferred, Series E Preferred and Series F Preferred as provided in Section 5 of this Restated Certificate);

(vi) Any agreement by the Corporation or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3(e));

(vii) Any action that results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock (other than a dividend payable solely in shares of capital stock);

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(viii) Any agreement by the Corporation to become indebted for borrowed money or capital lease obligations greater than five million dollars ($5,000,000) in the aggregate;

(ix) Any merger or consolidation of the Corporation or any voluntary dissolution, winding up or liquidation of the Corporation;

(x) Any recapitalization of the Corporation;

(xi) Any increase or decrease in the authorized number of members of the Corporation’s Board of Directors from ten (10), except as provided in Sections 5(a)(iv), 5(b)(iv), 5(c)(iv) and/or 5(d) of Section D of this Article IV;

(xii) Any agreement by the Corporation to acquire a corporation or other entity or person;

(xiii) Any action that alters or changes the rights, preferences and privileges of the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely, but which does not so affect the entire class of Preferred Stock;

(xiv) Any action that alters or changes the rights, preferences and privileges of the Series B Preferred Stock so as to affect the Series B Preferred Stock adversely, but which does not so affect the entire class of Preferred Stock;

(xv) Any action that alters or changes the rights, preferences and privileges of the Series C Preferred Stock so as to affect the Series C Preferred Stock adversely, but which does not so affect the entire class of Preferred Stock;

(xvi) Any action that alters or changes the rights, preferences and privileges of the Series D Preferred;

(xvii) Any action that alters or changes the rights, preferences and privileges of the Series E Preferred; or

(xviii) Any action that alters or changes the rights, preferences and privileges of the Series F Preferred.

For the purposes of this Restated Certificate “Affiliate” shall mean any corporation or other entity that is directly or indirectly controlling, controlled by or under the common control with the subject entity. For the purpose of this definition, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors or equivalent governing body, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

(c) Protective Provisions; Separate Vote of Series D Preferred. So long as Biomedical Sciences Investment Fund Pte Ltd (“Bio*One”) (with its Affiliates) shall hold not less than five million (5,000,000) shares of Series D Preferred Stock (as adjusted for stock splits

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and combinations), representing not less than 10% of the Company’s outstanding Common Stock (as calculated on a fully diluted as-if-converted basis, assuming conversion or exercise of all convertible or exercisable securities and including all shares reserved for issuance pursuant to any stock option or similar plan), the vote or written consent of Bio*One shall be necessary for the Board to take action to effect any of the following:

(i) any voluntary dissolution, winding up or liquidation of Codexis Laboratories Singapore Pte. Ltd. (“Codexis Singapore”) other than in connection with an Asset Transfer or an Acquisition;

(ii) a significant reduction in the number of employees at Codexis Singapore; or

(iii) a significant reduction in the overall technological capacity of the Codexis Singapore operations.

(d) Election of Board of Directors. The holders of Common Stock and Preferred Stock, voting together as a single class and on an as-if-converted basis, shall be entitled to elect all members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, to remove from office such directors, and, subject to the provisions of the Corporation’s bylaws, to fill any vacancy caused by the resignation, death or removal of such directors.

3. Liquidation Rights.

(a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Series C Preferred, Series B Preferred, Series A Preferred or Common Stock, the holders of Series D Preferred, Series E Preferred and Series F Preferred shall be entitled to be paid out of the assets of the Corporation an amount per share of Series D Preferred, Series E Preferred or Series F Preferred equal to the applicable Original Issue Price plus all declared and unpaid dividends on the Series D Preferred, Series E Preferred and Series F Preferred, respectively, (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series D Preferred, Series E Preferred or Series F Preferred, respectively, held by them. If, upon any such liquidation, distribution or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series D Preferred, Series E Preferred and Series F Preferred of the liquidation preference set forth in this Section 3(a), then such assets legally available for distribution shall be distributed among the holders of Series D Preferred, Series E Preferred and Series F Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) After the payment of the full liquidation preference of the Series D Preferred, Series E Preferred and Series F Preferred as set forth in Section 3(a) above, before any distribution or payment shall be made to the holders of any Series A Preferred or Common Stock, the holders of Series B Preferred and the Series C Preferred, on a pari passu basis, shall be entitled to be paid out of the assets of the Corporation an amount per share of Series B Preferred

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or Series C Preferred equal to the applicable Original Issue Price plus all declared and unpaid dividends on the Series B Preferred and Series C Preferred, respectively, (in each case as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series B Preferred or Series C Preferred, respectively, held by them. If, upon any such liquidation, distribution or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series B Preferred and Series C Preferred of the liquidation preference set forth in this Section 3(b), then such assets legally available for distribution shall be distributed among the holders of Series B Preferred and Series C Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(c) After the payment of the full liquidation preference of the Series E Preferred, Series D Preferred, Series C Preferred and the Series B Preferred as set forth in Sections 3(a) and 3(b) above, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Corporation an amount per share of Series A Preferred equal to the applicable Original Issue Price plus all declared and unpaid dividends on the Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A Preferred held by them. If, upon any such liquidation, distribution or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this Section 3(c), then such assets legally available for distribution shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(d) After the payment of the full liquidation preference of the Preferred Stock as set forth in Sections 3(a), 3(b) and 3(c) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the then outstanding Common Stock.

(e) The following events shall be considered a liquidation under this Section:

(i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which either (i) the Corporation does not survive (except a transaction in which the holders of capital stock of the Corporation, immediately prior to such merger, consolidation or other corporate reorganization, continue to hold at least fifty percent (50%) of the voting power of capital stock of the surviving or acquiring entity) (ii) the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Corporation’s voting power immediately after such consolidation, merger or reorganization, or (iii) any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred, excluding in each case any consolidation or merger effected exclusively to change the domicile of the Corporation (an “Acquisition”); or

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(ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation (an “Asset Transfer”).

(f) Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate and without satisfaction of any conditions or contingencies, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(g) For the purposes of this Section 3, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors and the holders of not less than a majority of the then outstanding Preferred Stock (voting together as a single class and not as separate series and on an as-if-converted basis).

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors and the holders of not less than a majority of the then outstanding Preferred Stock (voting together as a single class and not as separate series and on an as-if-converted basis).

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4. Conversion Rights.

The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock; provided that requests to convert shall to the extent possible be done at least five days before an applicable Series B Redemption Date, Series D Redemption Date or Series E Redemption Date (as defined in Section 5). The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Preferred Stock Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Preferred Stock, as applicable, being converted.

(b) Preferred Stock Conversion Rate. The conversion rate in effect at any time for conversion of the Preferred Stock (the “Preferred Stock Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price of the Preferred Stock by the applicable “Preferred Stock Conversion Price,” calculated as provided in Section 4(c).

(c) Preferred Stock Conversion Price. The initial conversion price per share for the Preferred Stock (the “Preferred Stock Conversion Price”) shall be as follows: the Preferred Stock Conversion Price for the Series A Preferred shall be $4.95; the Preferred Stock Conversion Price for the Series B Preferred shall be the Original Issue Price of the Series B Preferred; the Preferred Stock Conversion Price for the Series C Preferred shall be the Original Issue Price of the Series C Preferred; the Preferred Stock Conversion Price for the Series D Preferred shall be the Original Issue Price of the Series D Preferred; the Preferred Stock Conversion Price for the Series E Preferred shall be the Original Issue Price of the Series E Preferred; and the Preferred Stock Conversion Price for the Series F Preferred shall be the Original Issue Price of the Series F Preferred. Such Preferred Stock Conversion Prices shall be adjusted from time to time in accordance with this Section 4. All references to the applicable Preferred Stock Conversion Price herein shall mean the applicable Preferred Stock Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board of

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Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date of the filing of this Restated Certificate (the “Filing Date”) effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the applicable Preferred Stock Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Filing Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the applicable Preferred Stock Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Filing Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the applicable Preferred Stock Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the applicable Preferred Stock Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Preferred Stock Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Preferred Stock Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Filing Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(e) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could

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have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(h) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Filing Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section 3(e) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the applicable Preferred Stock Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(i) Sale of Shares Below Preferred Stock Conversion Price.

(i) If at any time or from time to time after the Filing Date, the Corporation issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (i)(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(e) above, for an Effective Price (as defined in subsection (i)(iv) below) less than the then effective applicable Preferred Stock Conversion Price, then and in each such case the then existing applicable Preferred Stock Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Preferred Stock Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock that the aggregate consideration received (as defined in subsection (i)(ii)) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such applicable Preferred Stock Conversion Price with respect to which this adjustment is being made, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding (excluding shares subject to repurchase by the Corporation at cost), (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible

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securities vested on the day immediately preceding the given date. No adjustment shall be made to the Preferred Stock Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 4(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Preferred Stock Conversion Price.

(ii) For the purpose of making any adjustment required under this Section 4(i), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of consideration other than cash, be computed at the fair value of that consideration as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection (i)(iii)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii) For the purpose of the adjustment required under this Section 4(i), if the Corporation issues or sells (i) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (ii) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Preferred Stock Conversion Price, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration

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payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the applicable Preferred Stock Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Preferred Stock Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Preferred Stock Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

(iv) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 4(i), whether or not subsequently reacquired or retired by the Corporation other than (A) shares of Common Stock issued upon conversion of the Preferred Stock; (B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) after the Filing Date, issued to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other agreements or arrangements that are approved by the Board of Directors; (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Filing Date; (D) shares of Common Stock issued pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors; (E) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Corporation for which an adjustment is made under sections 4(e), (f) or (g) hereof; (F) shares of Common Stock or Preferred Stock, or warrants to purchase shares of Common Stock or Preferred Stock, issued pursuant to any equipment leasing, real property leasing or loan arrangement, or debt financing from a bank or similar financial or lending institution approved by the Board of Directors; (G) shares of Common Stock or Preferred Stock issued pursuant to the exercise of warrants issued pursuant to clause (F) of this Section 4(i)(iv); (H) shares of Common Stock and/or options, warrants or other Common Stock purchase rights issued pursuant to any licensing transaction approved by the Board of Directors; (I) shares of Common Stock and/or options, warrants or other Common Stock purchase rights issued in connection with strategic alliances, joint ventures, manufacturing, marketing or distribution arrangements or technology transfer or development arrangements; provided, however, that any such strategic transaction and the issuance of shares therein, has been approved by the Board of Directors; (J) shares of Common Stock and/or options, warrants or other Common Stock purchase rights issued in connection with the establishment of any

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enzyme manufacturing facility owned and/or operated by the Corporation; provided, however, that any such transaction and the issuance of shares therein, has been approved by the Board of Directors; and (K) shares of Series F Preferred Stock issued pursuant to that certain Series F Preferred Stock Purchase Agreement dated on or about March 3, 2009, as amended from time to time. References to Common Stock in the subsections of this clause (iv) above shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 4(i). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 4(i), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this Section 4(i), for such Additional Shares of Common Stock.

(j) Certificate of Adjustment. In each case of an adjustment or readjustment of the applicable Preferred Stock Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock, if the Preferred Stock is then convertible pursuant to this Section 4, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Preferred Stock at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement, as applicable, of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Preferred Stock Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.

(k) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend, other distribution or other right, or (ii) any Acquisition (as defined in Section 3(e)) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer (as defined in Section 3(d)), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by a majority of the outstanding Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

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(l) Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective applicable Preferred Stock Conversion Price, (A) at any time upon the affirmative election of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of the Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred (voting together as a single class and not as a separate series and on an as-if-converted basis) or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (x) the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least fifty million dollars ($50,000,000) and (y) the pre-money valuation of the Corporation (calculated based on capital stock outstanding on an as-converted basis, assuming conversion or exercise of all convertible or exercisable securities and including all shares reserved for issuance pursuant to any stock option or similar plan) immediately prior to the offering is at least two hundred fifty million dollars ($250,000,000). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(ii) Upon the occurrence of either of the events specified in Section 4(l)(i) above, the applicable outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion.

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(n) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(p) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

(q) No Dilution or Impairment. Without the consent of the holders of then outstanding Preferred Stock as required under Section 2(b), the Corporation shall not amend this Restated Certificate or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

5. Redemption.

(a) The Corporation shall be obligated to redeem the Series E Preferred as follows:

(i) At any time on or after December 31, 2013, the holders of at least a majority of the then outstanding shares of Series E Preferred, voting or consenting together as a separate series, may require the Corporation, to the extent it may lawfully do so, to redeem the Series E Preferred in three (3) annual installments as provided in subparagraph (ii) below. The Corporation shall effect such redemptions beginning on the date sixty (60) days after the date the holders provide notice to the Corporation of their election to redeem their shares of Series E Preferred (the date of the first such redemption, the “First Series E Redemption Date”

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and the date of such notice, the “Series E Redemption Notice Date”). The Corporation shall redeem one third of the Series E Preferred on the First Series E Redemption Date, one third of the Series E Preferred on or before the first anniversary of the First Series E Redemption Date (the “Second Series E Redemption Date”) and the final one third of the Series E Preferred on or before the second anniversary of the First Series E Redemption Date (the “Third Series E Redemption Date,” and, with the First Series E Redemption Date, Second Series E Redemption Date and Third Series E Redemption Date each referred to as a “Series E Redemption Date”).

(ii) Each redemption shall be effected on the applicable date by paying in cash in exchange for the shares of Series E Preferred to be redeemed a sum equal to the applicable Original Issue Price per share of the Series E Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) plus eight percent (8%) of the applicable Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) per annum from the date that the first share of Series E Preferred was issued (the “Series E Original Issue Date”) until the applicable Series E Redemption Date, plus declared and unpaid dividends with respect to such shares. The number of shares of Series E Preferred that the Corporation shall be required to redeem on any one Series E Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series E Preferred outstanding immediately prior to the Series E Redemption Date by (B) the number of remaining Series E Redemption Dates (including the Series E Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 5(a) shall be redeemed from each holder of Series E Preferred on a pro rata basis.

(iii) At least thirty (30) days but no more than sixty (60) days prior to the First Series E Redemption Date, the Corporation shall send a notice (a “Series E Redemption Notice”) to all holders of Series E Preferred setting forth (A) the redemption price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the redemption price upon surrender of their share certificates.

(iv) Subject to Section 5(d), if the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the applicable Series E Redemption Date, then (i) it shall redeem such shares pro rata (based on the portion of the aggregate redemption price payable to them) to the extent possible and (ii) the holders of the Series E Preferred shall be entitled to elect a majority of the members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors and the number of directors constituting the Corporation’s Board of Directors shall be automatically increased to a number such that representatives of the Series E Preferred will constitute a majority of the members of the Board of Directors. Subject to Section 5(d), at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series E Preferred, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on any Series E Redemption Date but that it has not redeemed.

(v) On or prior to each Series E Redemption Date, the Corporation shall deposit the redemption price of all shares to be redeemed with a bank or trust

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company having aggregate capital and surplus in excess of one hundred million dollars ($100,000,000), as a trust fund for the benefit of the respective holders of shares designated for redemption but not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Series E Redemption Date, the redemption price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Corporation pursuant to this Section 5(a) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the fifth (5th) day preceding the applicable Series E Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any funds deposited by the Corporation pursuant to this Section 5(a) remaining unclaimed at the expiration of one (1) year following the applicable Series E Redemption Date shall be returned to the Corporation promptly upon its written request; provided that the stockholder to which such money would be payable hereunder shall be entitled, upon proof of its ownership of such shares of Series E Preferred and payment of any bond requested by the Corporation, to receive such monies without interest from the applicable Series E Redemption Date.

(vi) On or after each Series E Redemption Date, each holder of shares of Series E Preferred to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in the Series E Redemption Notice, and thereupon the redemption price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after each Series E Redemption Date, unless there shall have been a default in payment of the redemption price or the Corporation is unable to pay the redemption price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series E Preferred (except the right to receive the redemption price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided, however, that in the event that shares of Series E Preferred are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series E Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

(vii) In the event of a call for redemption of the Series E Preferred, the Conversion Rights (as defined in Section 4) for such Series E Preferred shall terminate as to the shares designated for redemption at the close of business on the fifth (5th) day preceding each Series E Redemption Date, unless default is made in payment of the redemption price.

(viii) Within five (5) days after the Series E Redemption Notice Date, the Company shall deliver a notice to the holders of Series B Preferred and Series D Preferred notifying such holders of (x) the intent of the holders of Series E Preferred to exercise their redemption rights pursuant to this Section 5 and (y) the Series E Redemption Notice Date. Subject to Section 5(d), provided that such holders deliver notice to the Corporation of their election to redeem their shares of Series B Preferred or Series D Preferred, as applicable, within thirty (30) days after the Series E Redemption Notice Date, the holders of at least a majority of the then outstanding shares of Series B Preferred or Series D Preferred, as applicable, each voting as a separate series, may require the Corporation, to the extent it may lawfully do so, to

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redeem the Series B Preferred or Series D Preferred, as applicable, in three (3) annual installments on each of the Series E Redemption Dates, pursuant to Sections 5(b)(ii) through 5(b)(vii) and/or 5(c)(ii) through 5(c)(vii), as applicable, and such dates shall also be deemed to be Series B Redemption Dates and/or Series D Redemption Dates.

(b) The Corporation shall be obligated to redeem the Series D Preferred as follows:

(i) At any time on or after December 31, 2013, the holders of at least a majority of the then outstanding shares of Series D Preferred, voting or consenting together as a separate series, may require the Corporation, to the extent it may lawfully do so, to redeem the Series D Preferred in three (3) annual installments as provided in subparagraph (ii) below. The Corporation shall effect such redemptions beginning on the date sixty (60) days after the date the holders provide notice to the Corporation of their election to redeem their shares of Series D Preferred (the date of the first such redemption, the “First Series D Redemption Date” and the date of such notice, the “Series D Redemption Notice Date”). The Corporation shall redeem one third of the Series D Preferred on the First Series D Redemption Date, one third of the Series D Preferred on or before the first anniversary of the First Series D Redemption Date (the “Second Series D Redemption Date”) and the final one third of the Series D Preferred on or before the second anniversary of the First Series D Redemption Date (the “Third Series D Redemption Date,” and, with the First Series D Redemption Date, Second Series D Redemption Date and Third Series D Redemption Date each referred to as a “Series D Redemption Date”).

(ii) Each redemption shall be effected on the applicable date by paying in cash in exchange for the shares of Series D Preferred to be redeemed a sum equal to the applicable Original Issue Price per share of the Series D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) plus eight percent (8%) of the applicable Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) per annum from the date that the first share of Series D Preferred was issued (the “Series D Original Issue Date”) until the applicable Series D Redemption Date, plus declared and unpaid dividends with respect to such shares. The number of shares of Series D Preferred that the Corporation shall be required to redeem on any one Series D Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series D Preferred outstanding immediately prior to the Series D Redemption Date by (B) the number of remaining Series D Redemption Dates (including the Series D Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 5(b) shall be redeemed from each holder of Series D Preferred on a pro rata basis.

(iii) At least thirty (30) days but no more than sixty (60) days prior to the First Series D Redemption Date, the Corporation shall send a notice (a “Series D Redemption Notice”) to all holders of Series D Preferred setting forth (A) the redemption price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the redemption price upon surrender of their share certificates.

(iv) Subject to Section 5(d), if the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the applicable Series D

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Redemption Date, then (i) it shall redeem such shares pro rata (based on the portion of the aggregate redemption price payable to them) to the extent possible and (ii) the holders of the Series D Preferred shall be entitled to elect a majority of the members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors and the number of directors constituting the Corporation’s Board of Directors shall be automatically increased to a number such that representatives of the Series D Preferred will constitute a majority of the members of the Board of Directors. Subject to Section 5(d), at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series D Preferred, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on any Series D Redemption Date but that it has not redeemed.

(v) On or prior to each Series D Redemption Date, the Corporation shall deposit the redemption price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of one hundred million dollars ($100,000,000), as a trust fund for the benefit of the respective holders of shares designated for redemption but not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Series D Redemption Date, the redemption price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Corporation pursuant to this Section 5(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the fifth (5th) day preceding the applicable Series D Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any funds deposited by the Corporation pursuant to this Section 5(b) remaining unclaimed at the expiration of one (1) year following the applicable Series D Redemption Date shall be returned to the Corporation promptly upon its written request; provided that the stockholder to which such money would be payable hereunder shall be entitled, upon proof of its ownership of such shares of Series D Preferred and payment of any bond requested by the Corporation, to receive such monies without interest from the applicable Series D Redemption Date.

(vi) On or after each Series D Redemption Date, each holder of shares of Series D Preferred to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in the Series D Redemption Notice, and thereupon the redemption price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after each Series D Redemption Date, unless there shall have been a default in payment of the redemption price or the Corporation is unable to pay the redemption price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series D Preferred (except the right to receive the redemption price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided, however, that in the event that shares of Series D Preferred are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series D Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

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(vii) In the event of a call for redemption of the Series D Preferred, the Conversion Rights (as defined in Section 4) for such Series D Preferred shall terminate as to the shares designated for redemption at the close of business on the fifth (5th) day preceding each Series D Redemption Date, unless default is made in payment of the redemption price.

(viii) Within five (5) days after the Series D Redemption Notice Date, the Company shall deliver a notice to the holders of Series B Preferred and Series E Preferred notifying such holders of (x) the intent of the holders of Series D Preferred to exercise their redemption rights pursuant to this Section 5 and (y) the Series D Redemption Notice Date. Subject to Section 5(d), provided that such holders deliver notice to the Corporation of their election to redeem their shares of Series B Preferred or Series E Preferred, as applicable, within thirty (30) days after the Series D Redemption Notice Date, the holders of at least a majority of the then outstanding shares of Series B Preferred or Series E Preferred, as applicable, each voting as a separate series, may require the Corporation, to the extent it may lawfully do so, to redeem the Series B Preferred or Series E Preferred, as applicable, in three (3) annual installments on each of the Series D Redemption Dates, pursuant to Sections 5(a)(ii) through 5(a)(vii) and/or 5(c)(ii) through 5(c)(vii), as applicable, and such dates shall also be deemed to be Series B Redemption Dates and/or Series E Redemption Dates.

(c) The Corporation shall be obligated to redeem the Series B Preferred as follows:

(i) At any time on or after December 31, 2013, the holders of at least a majority of the then outstanding shares of Series B Preferred, voting or consenting together as a separate series, may require the Corporation, to the extent it may lawfully do so, to redeem the Series B Preferred in three (3) annual installments as provided in subparagraph (ii) below. The Corporation shall effect such redemptions beginning on the date sixty (60) days after the date the holders provide notice to the Corporation of their election to redeem their shares of Series B Preferred (the date of the first such redemption, the “First Series B Redemption Date” and the date of such notice, the “Series B Redemption Notice Date”). The Corporation shall redeem one third of the Series B Preferred on the First Series B Redemption Date, one third of the Series B Preferred on or before the first anniversary of the First Series B Redemption Date (the “Second Series B Redemption Date”) and the final one third of the Series B Preferred on or before the second anniversary of the First Series B Redemption Date (the “Third Series B Redemption Date,” with the First Series B Redemption Date, Second Series B Redemption Date and Third Series B Redemption Date each referred to as a “Series B Redemption Date,” and with each Series D Redemption Date and each Series E Redemption Date, a “Redemption Date”).

(ii) Each redemption shall be effected on the applicable date by paying in cash in exchange for the shares of Series B Preferred to be redeemed a sum equal to the applicable Original Issue Price per share of the Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) plus five percent (5%) of the applicable Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) per annum from the date that the first share of Series B Preferred was issued until the Series E Original Issue Date and eight percent (8%) of the applicable Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations

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and the like) per annum from the Series D Original Issue Date until the applicable Series B Redemption Date, plus declared and unpaid dividends with respect to such shares. The number of shares of Series B Preferred that the Corporation shall be required to redeem on any one Series B Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series B Preferred outstanding immediately prior to the Series B Redemption Date by (B) the number of remaining Series B Redemption Dates (including the Series B Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 5(c) shall be redeemed from each holder of Series B Preferred on a pro rata basis.

(iii) At least thirty (30) days but no more than sixty (60) days prior to the First Series B Redemption Date, the Corporation shall send a notice (a “Series B Redemption Notice”) to all holders of Series B Preferred setting forth (A) the redemption price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the redemption price upon surrender of their share certificates.

(iv) Subject to Section 5(d), if the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the applicable Series B Redemption Date, then (i) it shall redeem such shares pro rata (based on the portion of the aggregate redemption price payable to them) to the extent possible and (ii) the holders of the Series B Preferred shall be entitled to elect a majority of the members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors and the number of directors constituting the Corporation’s Board of Directors shall be automatically increased to a number such that representatives of the Series B Preferred will constitute a majority of the members of the Board of Directors. Subject to Section 5(d), at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on any Series B Redemption Date but that it has not redeemed.

(v) On or prior to each Series B Redemption Date, the Corporation shall deposit the redemption price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of one hundred million dollars ($100,000,000), as a trust fund for the benefit of the respective holders of shares designated for redemption but not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Series B Redemption Date, the redemption price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Corporation pursuant to this Section 5(c) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the fifth (5th) day preceding the applicable Series B Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any funds deposited by the Corporation pursuant to this Section 5(c) remaining unclaimed at the expiration of one (1) year following the applicable Series B Redemption Date shall be returned to the Corporation promptly upon its written request; provided that the stockholder to which such money would be payable hereunder shall be entitled, upon proof of its ownership of such shares of Series B Preferred and payment of any bond requested by the Corporation, to receive such monies without interest from the applicable Series B Redemption Date.

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(vi) On or after each Series B Redemption Date, each holder of shares of Series B Preferred to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in the Series B Redemption Notice, and thereupon the redemption price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after each Series B Redemption Date, unless there shall have been a default in payment of the redemption price or the Corporation is unable to pay the redemption price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series B Preferred (except the right to receive the redemption price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided, however, that in the event that shares of Series B Preferred are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series B Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

(vii) In the event of a call for redemption of the Series B Preferred, the Conversion Rights (as defined in Section 4) for such Series B Preferred shall terminate as to the shares designated for redemption at the close of business on the fifth (5th) day preceding each Series B Redemption Date, unless default is made in payment of the redemption price.

(viii) Within five (5) days after the Series B Redemption Notice Date, the Company shall deliver a notice to the holders of Series D Preferred and Series E Preferred notifying such holders of (x) the intent of the holders of Series B Preferred to exercise their redemption rights pursuant to this Section 5 and (y) the Series B Redemption Notice Date. Subject to Section 5(d), provided that such holders deliver notice to the Corporation of their election to redeem their shares of Series D Preferred or Series E Preferred, as applicable, within thirty (30) days after the Series B Redemption Notice Date, the holders of at least a majority of the then outstanding shares of Series D Preferred or Series E Preferred, as applicable, each voting as a separate series, may require the Corporation, to the extent it may lawfully do so, to redeem the Series D Preferred or Series E Preferred, as applicable, in three (3) annual installments on each of the Series B Redemption Dates, pursuant to Sections 5(a)(ii) through 5(a)(vii) and/or Sections 5(b)(ii) through 5(b)(vii), as applicable, and such dates shall also be deemed to be Series D Redemption Dates and/or Series E Redemption Dates.

(d) If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Series B Preferred, Series D Preferred and the Series E Preferred and of any other class or series of stock to be redeemed on such Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. If,

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pursuant to Sections 5(a), 5(b) and/or 5(c) hereof, the holders of more than one of the Series B Preferred, the Series D Preferred and the Series E Preferred shall be entitled to elect a majority of the members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, then holders of the outstanding Series B Preferred, Series D Preferred and/or Series E Preferred, as applicable (voting together as a single class and not as a separate series and on an as-if-converted basis) shall be entitled to elect a majority of the members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors and the number of directors constituting the Corporation’s Board of Directors shall be automatically increased to a number such that representatives of the Series B Preferred, Series D Preferred and/or the Series E Preferred, as applicable, will constitute a majority of the members of the Board of Directors.

V.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent allowed under applicable law.

B. Each person who is or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in the second paragraph hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this section shall be a contract right and shall include the right to be paid by the Corporation any expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon

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delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

If a claim under the first paragraph of this section (B) is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate or Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

C. Any repeal or modification of this Article V shall only be prospective and shall not effect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws, subject to any restrictions that may be set forth in this Restated Certificate.

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B. Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or series thereof in a Certificate of Designation or this Restated Certificate and to the indemnification provisions in the Bylaws, the Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the percentage of holders of capital stock as provided therein; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

*  *  *  *

FOUR: This Restated Certificate has been duly approved by the Board of Directors of this Corporation.

FIVE: This Restated Certificate has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation. The total number of outstanding shares entitled to vote or act by written consent was three million nine hundred nineteen thousand six hundred seventy-three (3,919,673) shares of Common Stock, six million (6,000,000) shares of Series A Preferred, eight million one hundred one thousand one hundred one (8,101,101) shares of Series B Preferred, one million five hundred fourteen thousand six hundred forty-five (1,514,645) shares of Series C Preferred, ten million four hundred nine-six thousand nine hundred seventy-three (10,496,973) shares of Series D Preferred and six million one hundred fifty-six thousand seven hundred seventy-five (6,156,775) shares of Series E Preferred. All of the outstanding shares of Common Stock, Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred approved this Restated Certificate by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware and written notice of such was given by the Corporation in accordance with Section 228.

[Signature Page Follows]

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IN WITNESS WHEREOF, Codexis, Inc. has caused this Seventh Amended and Restated Certificate of Incorporation to be signed by its President this 3rd day of March, 2009.

CODEXIS, INC.

By:	/s/ Alan Shaw
President